CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), effective as of the 8th day of October, 2012, by and between Oak Ridge Micro-Energy, Inc., a Colorado corporation (the “Company”); and Mark Meriwether, who is a director of the Company (the “Consultant”).

Recitals:

WHEREAS, the Company, Newmark Investment Limited, a corporation organized under the laws of Hong Kong (“Newmark”), and Carbon Strategic Pte Ltd, a corporation organized under the laws of Singapore (“Carbon Strategic”), executed and delivered a Stock Purchase Agreement on October 2, 2012 (the “SPA”); and

WHEREAS, Clause 10.10 of the SPA provided that the Consultant would enter into a Consulting Agreement with the Company on the closing (the “Closing”) of the SPA for a two year term for a non-refundable fee of $500,000, to be paid in advance, and that the Consultant would resign all officer provisions with the Company while remaining a director (remaining a director is not a condition of this Agreement or payment hereunder whatsoever) under Clause 10.12 of the SPA, among other conditions of the SPA; and

WHEREAS, the SPA also contemplated that all of the liabilities of the Company set forth in Schedule 3.3 of the Company’s Disclosure Schedules would be paid by the Consultant from funds that will be wired as a condition of the Closing into the Trust Account of the lawyer for the Company for that purpose, among other purposes, with the aggregate amount of such liabilities to be deducted from the non-refundable fee of $500,000 due to the Consultant hereunder; and

WHEREAS, the SPA was closed on October 8, 2012, and the funds that were required by the SPA to be wired to the Trust Account of the lawyer for the Company were wired and received by such lawyer;

NOW, THEREFORE, for and in consideration of the payment to the Consultant of the non-refundable fee of $500,000 net of the liabilities of the Company set forth in Schedule 3.3 from the Trust Account of the lawyer for the Company, and of the mutual promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.                     Services.  The Consultant is hereby retained by the Company to provide general advice and services to the Company in connection with the transition resulting from the Closing of the SPA, including all contacts, customers, suppliers or otherwise as may be needed to continue the current operations of the Company, and to the extent that the Consultant possesses such knowledge and experience, also with respect to the thin-film battery technology of the Company.  These services will be rendered to the best of the Consultant’s abilities.  The services shall be rendered in Salt Lake City, Utah, unless otherwise convenient to the Consultant, and if travel is required, all reasonable expenses of the Consultant will be paid in advance.  There are no special hours or place of employment for such services, which shall be provided at reasonable times and hours agreeable to the parties.

2.                     Term.  This Agreement shall have a term of two (2) years.

3.

Compensation.  The Consultant shall be paid a non-refundable fee of $500,000, net of the liabilities of the Company set forth in Schedule 3.3 of the SPA, on the execution hereof.

4.

Independent Contractor.  The Consultant is retained under the terms of this Agreement as an independent contractor and nothing herein shall be construed as creating an employer/employee relationship between the parties. The Consultant shall be solely liable for the payment of any taxes imposed or arising out of the payment of the non-refundable fee to him by the Company under in this Agreement, and the Consultant shall indemnify and hold the Company harmless therefrom.

5.

Termination and Liquidated Damages.  This Agreement may be terminated by the parties by mutual agreement.  No termination under this Section shall have any affect on the non-refundable fee paid (net of liabilities of the Company or otherwise) to the Consultant hereunder, which sum is determined to be a paid in advance, non-refundable fee, which shall also be considered to be liquidated damages to the Consultant in the event of termination by either party.

6.

Nondisclosure of Information.  The Consultant agrees that during the term of this Agreement, he will not, directly or indirectly, disclose to any person not authorized by the Company to receive or use such information, any of the Company’s confidential or proprietary data, intellectual property information or techniques, suppliers, contacts, customers or employees or otherwise, or give to any person not authorized by the Company to receive any information that is not generally known to anyone other than the Company or that is designated by the Company as “limited,” “private,” “confidential,” or otherwise marked to indicate its confidential nature.

7.

Assignment.  This Agreement may not be assigned by either party without the prior written consent of the other party.

8.

Entire Agreement.  Except as indicated in the recitation at the forefront of this Agreement, this Agreement supersedes any and all other agreements, oral or written, between the parties with respect to the subject matter hereof, and no other agreement, statement or promise relating to the subject matter of this Agreement which is not contained or referred to herein shall be valid or binding.

9.

Governing Law.  This Agreement shall be governed by and interpreted in accordance with  and enforced only under the laws of and within the United States and the State of Utah courts situated in Salt Lake County, Utah, without exception or qualification.

10.

Severability.  If, and to the extent that, any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

11.

Waiver.  No failure by any party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent on a breach thereof, shall constitute a waiver of any such breach or any other covenant, agreement, term, or condition.

12.

In the event of any action to enforce the terms and provisions hereof, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs.

OAK RIDGE MICRO-ENERGY, INC.:

Dated: October 8, 2012

By /s/ Jeffrey Flood

                                                                         Jeffrey Flood, President

CONSULTANT:

Dated: October 8, 2012

/s/ Mark Meriwether

Mark Meriwether

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